Exhibit 3.27

Industry Canada	Industrie Canada

Certificate of Amalgamation	Certificat de fusion
Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

Heli-One Canada Inc.	448980-2

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named corporation resulted from an amalgamation, under section 185 of the Canada Business Corporations Act, of the corporations set out in the attached articles of amalgamation.	Je certifie que la société susmentionnée est issue d’une fusion, en vertu de l’article 185 de la Loi canadienne sur les sociétés par actions, des sociétés dont les dénominations apparaissent dans les statuts de fusion ci-joints.

September 17, 2008 / le 17 septembre 2008
Richard G. Shaw	Date of Amalgamation - Date de fusion
Director - Directeur

		FORM 9	FORMULE 9
Industry Canada	Industrie Canada	ARTICLES OF AMALGAMATION	STATUTS DE FUSION
		(SECTION 185)	(ARTICLE 185)
Canada Business	Loi canadienne sur les
Corporations Act	sociétés par actions

1 —	Name of the Amalgamated Corporation	Dénomination sociate de la société issue de la fusion

Heli-One Canada Inc.

2 —	The province or territory in Canada where the registered office is to be situated	La province ou le territoire au Canada où se situera le siège social

British Columbia

3 —	The classes and any maximum number of shares that the corporation is authorized to issue	Catégories et lout nombre maximal d’actions que la société est autorisée à émettre

The Corporation is authorized to issue an unlimited number of shares of one class designated as common shares.

4 —	Restrictions, if any, on share transfers	Restrictions sur le transfert des actions, s’il y a lieu

The annexed schedule 1 is incorporated in this form.

5 —	Number (or minimum and maximum number) of directors	Nombre (ou nombre minimal et maximal) d’administrateurs

Minimum 1; Maximum 10

6 —	Restrictions, if any, on business the corporation may carry on	Limites imposées à l’activité commerciale de la société, s’il y a lieu

None.

7 —	Other provisions, if any	Autres dispositions, s’il y a lieu

The annexed schedule 2 is incorporated in this form.

8 —	The amalgamation has been approved pursuant to that section or subsection of the Act which is indicated as follows:	La fusion a été approuvée en accord avec l’article ou le paragraphe de la Loi indiqué ci-aprés

☐  183                     ☑  184(1)                    ☐  184(2)

9 —	Name of the amalgamating corporations Denomination sociale des sociétés fuslonnantos	Corporation No. N’de la société	Signature	Date	Title Titre	Tel. No. N’ de tel.
6997724 Canada Inc.		6997724		09/16/08	Director	(604)279-2455
Heli-One Canada Inc.		6976972		09/16/08	Director	(604)279-2455

FOR DEPARTMENTAL USE ONLY - À L’USAGE DU MINISTÈRE SEULEMENT

4489802

IC 3190 {2007/06}

SCHEDULE I

RESTRICTIONS OF SHARE TRANSFERS

The transfer of shares of the Corporation shall be restricted in that no shareholder shall be entitled to transfer any shares without either:

(a) the approval of the directors of the Corporation expressed by a resolution passed at a meeting of the board of directors or by an instrument or instruments in writing signed by a majority of the directors; or

(b) the approval of the holders of at least a majority of the shares of the Corporation entitling the holder thereof to vote in all circumstances (other than a separate class vote of the holders of another of shares of the Corporation) for the time being outstanding expressed by a resolution passed at a meeting of the holders of such shares or by an instrument or instruments in writing signed by the holders of a majority of such shares.

SCHEDULE 2

OTHER PROVISIONS

1. (a) The number of shareholders of the Corporation, exclusive of persons who are employees or former employees of the Corporation, is limited to not more than 50, two or more persons who are the joint registered owners of one or more shares being counted as one shareholder; and

(b) The Corporation is prohibited from distributing designated securities (as such term is defined in Multilateral Instrument 45-103 of the British Columbia Securities Commission, as amended from time to time, or any successor legislation thereto in force in the Province of British Columbia (collectively, “M145-103”) to any person or company other than those listed in Section 2.1 of M145-103.

2. In addition to, and without limiting such other powers which the Corporation may by law possess, the directors of the Corporation may, without authorization of the shareholders, for the purpose of securing any bonds, debentures or debenture stock which the Corporation is by law entitled to issue, by authentic deed or otherwise, grant a hypothec or mortgage, including a floating hypothec or mortgage, on a university of property, moveable or immoveable, present or future, corporeal or incorporeal, of the Corporation, and pledge, cede or transfer any property, moveable or immoveable, present or future, corporeal or incorporeal, of the Corporation.

3. The Corporation has a lien on a share registered in the name of a shareholder or the shareholder’s personal representative for a debt of that shareholder to the Corporation.

4. The number of directors of the Corporation within the minimum and maximum number of directors provided for in the articles of the Corporation shall be as determined from time to time by resolution of the directors of the Corporation.

5. The directors of the Corporation may appoint one or more additional directors, who shall hold office for a term expiring not later than the close of the next annual meeting of shareholders of the Corporation, but the total number of directors so appointed shall not exceed one-third of the number of directors elected at the previous annual meeting of shareholders of the Corporation.